Exhibit 2.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NoMMI, INC.

The undersigned, for purposes of amending and restating the Certificate of Incorporation of Nommi, Inc. (the “Corporation”), hereby certifies that:

ONE: The Corporation was incorporated in Delaware under the name Future Labs IV, Inc. pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on December 4, 2017, which was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 28, 2020 changing the name of the Corporation to Nommi, Inc. (as so amended, the “Certificate of Incorporation”)

TWO: He is the duly elected and acting Chief Executive Officer of the Corporation.

THREE: The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

I.

The name of the Corporation is Nommi, Inc.

II.

The address of the Corporation’s registered office in the State of Delaware is 1012 College Road, Suite 201, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Telos Legal Corp.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A.            The Corporation is authorized to issue two classes of shares to be designated respectively Class F Stock (“Class F Stock”) and Common Stock (“Common Stock”). The total number of shares of Class F Stock the Corporation shall have authority to issue is six million six hundred thousand (6,600,000); the total number of shares of Common Stock the Corporation shall have authority to issue is ten million (10,000,000). The Class F Stock and Common Stock shall each have a par value of $0.0001 per share.

B.            The powers, preferences, privileges, rights, restrictions, and other matters relating to the Common Stock and the Class F Stock are as follows:

1.            Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class F Stock and Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors of the Corporation (the “Board of Directors”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class F Stock shall, in lieu thereof, receive shares of Class F Stock or rights to acquire shares of Class F Stock, as the case may be, and the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

2.            Liquidation.

(a)            In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Class F Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class F Stock into Common Stock).

(b)            For purposes of this Section 2, a “Liquidation Event” shall include (i)  any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary and in which the holders of capital stock of the Corporation hold less than a majority of the voting power of the surviving entity (other than a mere reincorporation transaction), (ii) a sale of all or substantially all of the assets of the Corporation, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s then outstanding securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation, or (iv) a liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, the issuance of newly issued shares of capital stock of the Corporation for cash in a financing transaction shall not be deemed a liquidation, dissolution or winding up of the Corporation.

3.            Redemption. Neither the Class F Stock nor the Common Stock is redeemable by any holder thereof.

4.            Conversion. The holders of the Class F Stock shall have conversion rights as follows (the “Class F Stock Conversion Rights”):

(a)            Right to Convert to Common Stock. Each share of Class F Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Common Stock.

(i)            Automatic Conversion.

(A)            Each share of Class F Stock shall automatically be converted into one fully paid and nonassessable share of Common Stock immediately upon the date specified by written consent or agreement of the holders of at least sixty six and two thirds percent (66 2/3%) of the then outstanding shares of Class F Stock (the “Requisite Holders”).

(B)            Any Transfer (as defined below) of a share of Class F Stock (other than a Specified Transfer (as defined below)) shall be deemed an election by the holder thereof to convert such share into Common Stock pursuant to Section 4(a) above and each such Transferred share of Class F Stock shall automatically convert into one fully paid and nonassessable share of Common Stock, effective immediately prior to such Transfer.

(C)            For purposes of the foregoing, the terms (x) “Transfer” shall mean, with respect to a share of Class F Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law; and (y) “Specified Transfer” is any of the following: (I) a Transfer pursuant to which the shares so Transferred are converted into shares of Subsequent Preferred Stock pursuant to Section 4(b) below; (II) a Transfer made in compliance with any agreement made among the Corporation and the holders of Class F Stock; (III) any transfer to any other individual, corporation, partnership, trust, limited liability company, association or other entity who, directly or indirectly, controls, is controlled by, or is under common control with the holder of Class F Stock to be Transferred (the “Transferor”), including, without limitation, any general partner, member, equityholder, officer, director or trustee of such Transferor, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Transferor, or (IV) any other Transfer deemed to be a Specified Transfer by the Board of Directors.

(ii)            Mechanics of Conversion. Before any holder of Class F Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Class F Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Class F Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such Class F Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering such Class F Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Class F Stock shall not be deemed to have converted such Class F Stock until immediately prior to the closing of such sale of securities.

(iii)            Subdivisions or Combinations. If the Corporation in any manner subdivides (whether by stock split, subdivision, dividend, distribution or otherwise) or combines (whether by reverse split or otherwise) the outstanding shares of Common Stock or Class F Stock, then the outstanding shares of the other class of stock shall be subdivided or combined in the same manner.

(iv)            Mergers, Consolidation or Other Combination Transactions. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction or series of related transactions in which shares of Common Stock or Class F Stock are exchanged for or converted into other stock or securities, or the right to receive cash or any other property, then, and in such event, the shares of Class F Stock and Common Stock shall be entitled to be exchanged for or converted into the same kind and amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of the other class of stock is exchanged or converted.

(v)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class F Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Class F Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such Class F Stock, in addition to such other remedies as shall be available to the holder of such Class F Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(b)            Conversion into Preferred Stock.

(i)            Automatic Conversion. Upon each Equity Financing (as defined below), ten percent (10%) of the shares of Class F Stock held by each holder of Class F Stock, rounded up to the nearest whole share, shall automatically convert into the same number of shares of the series of preferred stock of the Corporation that is issued in such Equity Financing (each such series, “Subsequent Preferred Stock”) and each holder of Class F Stock agrees to execute such documents as may be requested by the Corporation in connection with the issuance of such Subsequent Preferred Stock upon the conversion of such Class F Stock.

(ii)            Optional Conversion. In addition to the shares of Class F Stock converted pursuant to Section 4(b)(i), any share of Class F Stock that is sold by the holder thereof in connection with an Equity Financing shall, subject to restrictions on the transfer of such share under the bylaws of the Corporation or applicable agreements, automatically convert into one (1) share of the Subsequent Preferred Stock, effective immediately upon the purchase of such share of Class F Stock by an investor in connection with such Equity Financing (whether or not such investor otherwise participates in the Equity Financing).

(iii)            Definitions. For purposes of the foregoing, (i) “Equity Financing” shall mean each equity financing of the Corporation following the Effective Time, in which the Corporation signs a purchase agreement and sells and issues shares of Subsequent Preferred Stock for an aggregate purchase price of at least $1,000,000; and (ii) a sale shall be deemed to be “in connection with an Equity Financing” if it occurs within six months following the final closing of an Equity Financing or such later time as is determined by the Board of Directors.

(iv)            No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Class F Stock. In the event Common Stock is issued upon conversion of any share or share of Class F Stock, no fractional shares shall be issued therefor, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share, with the number of shares issuable upon such conversion determined on the basis of the total number of shares of Class F Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, upon the demand of the holder otherwise entitled to receive such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(c)            Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Class F Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic communication. Any notice required by the provisions of this Section 4 to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Board of Directors at the principal business address of this Corporation.

5.            Voting Rights.

(a)            Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as otherwise expressly provided herein or as required by law, each holder of Class F Stock shall have the right to one vote for each share of Class F Stock is then convertible, and with respect to each such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holders of Class F Stock and Common Stock shall vote together as a single class on all matters, except as required by applicable law or as set forth below. There shall be no cumulative voting.

(b)            As long as any shares of Class F Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Holders:

(i)            amend, alter or repeal any provision of this Restated Certificate or bylaws of the Corporation;

(ii)            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Liquidation Event;

(iii)            create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or consent to any of the foregoing, unless approved by the Board of Directors, including the SNR Designees (as such term is defined in that certain Investors’ Rights Agreement dated as of even date herewith);

(iv)            declare or pay any dividend or otherwise make a distribution to holders of Subsequent Preferred Stock or Common Stock, other than distributions expressly authorized under subsection 5(b)(vi) below;

(v)            incur any indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, other than (y) trade payables in the ordinary course and (z) indebtedness that is not convertible into equity of the Corporation and does exceed $250,000 in aggregate;

(vi)            redeem or repurchase any shares of Common Stock, Class F Stock or Subsequent Preferred Stock, other than (y) pursuant to an agreement with an employee, consultant, director or other service provider to the Corporation or any of its wholly owned subsidiaries (collectively, “Service Providers”) giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services or (z) an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any Service Provider, which exercise has been approved by the Board of Directors, including the SNR Designees;

(vii)            enter into or be a party to any transaction with any director, officer, or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person (except for (u) reimbursements for advancement of expenses and transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation’s business and upon fair and reasonable terms, (v) matters relating to non-officer compensation that does not exceed $250,000 per year in aggregate (e.g., inclusive of all aspects of compensation, including any non-ordinary course benefits), (w) standard employee benefits generally made available to all employees or transactions with employees on the Company’s standard forms, and (x) standard director and officer indemnification agreements approved by the Board of Directors);

(viii)            increase the authorized number of shares of Class F Stock or any additional class or series of capital stock of the Corporation; or

(ix)            create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan unless otherwise approved by the Board of Directors including the SNR Designees; or

(x)            create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more subsidiaries by the Corporation, or

(xi)            permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or a series of related transactions) of all or substantially all of the assets of such subsidiary.

6.            Status of Converted Stock. In the event any shares of Class F Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

7.            Equal Status. Except as expressly provided herein, Class F Stock and Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8.            Waiver. Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms set forth herein may be waived on behalf of all holders of Class F Stock and with respect to all shares of Class F Stock by the approval (by written consent or vote) of the holders of at least 66 2/3% of the Class F Stock then outstanding, voting together as a single class.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders.

VI.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Restated Certificate in the manner now or hereafter prescribed by applicable law, subject to the terms hereof, and all rights conferred on stockholders herein are granted subject to this reservation.

VIII.

A.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 174 of the DGCL, or (iii) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.            The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil administrative or investigations, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation to the same extent as permitted by law.

C.            The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (ii) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII.

D.            Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

IX.

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Restated Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

* * * *

FOUR:     This Restated Certificate has been duly approved by the Board of Directors.

FIVE:       This Restated Certificate has been approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL. This Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

In Witness Whereof, Nommi, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ___ day of _________, 2021.

Nommi, INC.

By:	/s/ James B. Jordan
Name: James B. Jordan
Title: Chief Executive Officer